EMPLOYMENT AGREEMENT

              EMPLOYMENT AGREEMENT, dated as of the 28th day of June, 2000, between CONSECO, INC., an Indiana corporation (hereinafter called the "Company"), and Gary C. Wendt (hereinafter called "Executive").

                                    RECITALS

         WHEREAS, the Company desires to employ Executive as its chief executive officer upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the Company and the Executive hereby agree as follows:

         1. Employment. The Company hereby employs Executive and Executive hereby accepts employment upon the terms and conditions hereinafter set forth.

         2. Term. The effective date of this Agreement shall be June 28, 2000. Subject to the provisions for termination as provided in Section 10 hereof, the term of this Agreement shall be the period from the effective date through June 30, 2005. The term "Basic Employment Period" as used in this Agreement shall mean the period remaining hereunder.

         3. Duties. During the Basic Employment Period, the Company shall employ Executive as the Chairman of the Board and Chief Executive Officer of the Company. Executive shall report solely and directly to the Board of Directors of the Company (the "Board"). During the Basic Employment Period, Executive shall have such responsibilities, duties and authority as is commensurate with chief executive officers of public entities of similar size. It is contemplated that, in connection with each annual meeting of shareholders of the Company during the Basic Employment Period at which Executive's term as a director expires, the Board will nominate Executive for election as a member of the Board.

         4. Extent of Services. Executive, subject to the direction and control of the Board, shall have all power and authority commensurate with his position as the Company's chief executive and necessary to perform his duties hereunder. The Company agrees to provide to Executive such assistance and work accommodations as are suitable to the character of his position with the Company and adequate for the performance of his duties. Executive shall devote his entire employable time, attention and best efforts to the business of the Company, and shall not, without the consent of the Company, during the term of this Agreement be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing Executive from serving on boards of professional, community, civic, educational, charitable and corporate organizations on which he presently serves or may choose to serve or managing his personal investments. For purposes of this




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Agreement, entire employable time shall mean the normal work week for individuals in executive management positions with the Company.

         5. Compensation.

            (a) On the effective date of this Agreement, the Company shall pay Executive an amount equal to Forty-Five Million Dollars ($45,000,000) net of any Withholding Taxes (as defined in Section 20).

            (b) (i) If Executive still is, and since the effective date of this Agreement has, continuously been employed by the Company through June 30, 2002, he shall be entitled to receive a bonus calculated as follows: (A) Eight Million Dollars ($8,000,000) if the Average Stock Price (as hereafter defined) is less than $10.00; (B) Ten Million Dollars ($10,000,000) if the Average Stock Price is $10.00 or more, but less than $15.00; (C) Twenty Million Dollars ($20,000,000) if the Average Stock Price is $15.00 or more, but less than $20.00; or (D) Fifty Million Dollars ($50,000,000) if the Average Stock Price is $20.00 or more. The term "Average Stock Price" shall mean the average of the closing sale prices of a share of common stock of the Company for the twenty (20) trading days preceding June 30, 2002, as reported by The Wall Street Journal (Midwest Edition) on the principal exchange or quotation system on which the common stock is then traded or quoted. The bonus, net of any Withholding Taxes, shall be paid by the Company on July 15, 2002. Such bonus may be accelerated at the option of Executive to the date on which a "change in control" of the Company (as defined in Section 10) occurs in which event the bonus shall be computed on the basis of the Average Stock Price on the date immediately preceding the date of the "change in control."

                 (ii) For the Basic Employment Period after June 30, 2002, Executive shall be entitled to receive the following annual compensation (based on a year ending June 30): (A) a base salary ("Base Salary") of One Million Dollars ($1,000,000), payable in accordance with the Company's payroll procedures for its salaried employees, and which may be increased, but not decreased during the Basic Employment Period; (B) a "Formula Bonus" (as hereafter defined); (C) an annual grant, on July 1 of each year, of options to purchase not less than five hundred thousand (500,000) shares of the Company's common stock ("Shares") under any of the Company's stock option plans, such options to vest ratably over a five (5) year period (however, such options shall continue to vest after any termination of Executive's employment as long as Executive is not then engaging in any of the activities specified in clauses (i) through (v) of Section 9) and expire ten (10) years after the date of grant; and (D) an award of Shares, on July 1 of each year, subject to restrictions ("Restricted Stock"), with a value based on the closing sale price on the date of the award of not less than One Million Five Hundred Thousand Dollars ($1,500,000), with the restrictions to lapse ratably over a five (5) year period (however, the restrictions on such Restricted Stock shall continue to lapse after any




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                 termination of Executive's employment as long as Executive is not then engaging in any of the activities specified in clauses
                 (i) through (v) of Section 9). For purposes of this Agreement, the term "Formula Bonus" shall mean the amount to be paid depending upon any increase or decrease the Company's earnings per share (adjusted to exclude compensation payable to Executive) for the preceding twelve month period. If the Company's earnings per share have increased by five percent (5%), the amount of the Formula Bonus shall be equal to One Million Four Hundred Thousand Dollars ($1,400,000) (the "Target Bonus"). The Formula Bonus shall be increased proportionately above the Target Bonus up to a maximum of two (2) times the Formula Bonus if the increase in earnings per share is more than five percent (5%) up to a maximum increase for calculation purposes of twenty percent (20%). The Formula Bonus shall be decreased proportionately below the Target Bonus to a minimum of a zero if the change in earnings per share is less than five percent (5%) to a maximum change for calculation purposes of a decrease of ten percent (10%). In the event that at any time during the Basic Employment Period, Executive is able to, and elects to, participate in a performance-based executive bonus plan which has been approved by the Company's shareholders, the Executive's right to receive the Formula Bonus provided for in this subsection for the remainder of the Basic Employment Period shall be governed by such a plan.

            (c) The Company shall grant to Executive a non-qualified option to purchase ten million (10,000,000) Shares (the "Initial Option"). The Initial Option shall have an exercise price equal to $5.875. Twenty percent (20%) of the Shares underlying the Initial Option shall vest immediately but shall not be exercisable prior to June 30, 2002, and the balance shall vest in four equal annual increments of twenty percent (20%) each commencing June 30, 2002, through June 30, 2005; however, the Shares shall also vest in full upon a "change in control" of the Company. The Initial Option shall expire ten (10) years from the effective date of this Agreement. Notwithstanding the foregoing, Executive shall not, without the prior written consent of the Company, exercise more than an aggregate of six million (6,000,000) Shares underlying the Initial Option before the calendar year following the calendar year in which the termination date of Executive's employment with the Company occurs. The Initial Option shall be on the terms and conditions contained in a Nonqualified Stock Option Agreement in the form attached hereto as Annex 1.

            (d) On the effective date of this Agreement, the Company shall issue to Executive three million two hundred thousand (3,200,000) shares of Restricted Stock, which restrictions shall lapse if Executive remains an employee of the Company through June 30, 2002; however, the restrictions shall lapse earlier upon a "change in control" of the Company. Dividends on the Restricted Stock will be paid to Executive as compensation during the restriction period. Executive agrees that he will notify the Company if he makes the election provided for in
         Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to the Restricted Stock. The award of Restricted Stock shall be on such other terms and conditions contained in the Restricted Stock Agreement in the form attached hereto as Annex 2.



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            (e) Within thirty (30) days of the effective date of this Agreement, the Company shall cause its subsidiary, Bankers Life and Casualty Company ("Bankers Life") to appoint Executive an executive officer of Bankers Life and to provide Executive with the nonqualified supplemental retirement benefit (the "Supplemental Retirement Benefit") provided for in this subsection. The Supplemental Retirement Benefit shall be in the form of a fully vested joint and 100% survivor annuity that commences when Executive attains age 65 and in an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) per year. Notwithstanding any provision of this Agreement to the contrary, the Supplemental Retirement Benefit shall not be reduced, suspended or otherwise affected as a result of any termination of Executive's employment under this Agreement.

         6. Fringe Benefits.

            (a) Executive shall be entitled to participate in such existing employee benefit plans and insurance programs offered by the Company, or which it may adopt from time to time, for its executive management or supervisory personnel generally, in accordance with the eligibility requirements for participation therein. Nothing herein shall be construed so as to prevent the Company from modifying or terminating any employee benefit plans or programs, or employee fringe benefits, it may adopt from time to time. Without limiting the generality of the foregoing, Executive shall be entitled to use Company aircraft (subject to availability of such aircraft after business use) for personal and business travel (it being understood that Executive shall reimburse the Company for personal aircraft use in the amount of taxable income Executive would otherwise recognize for such use in accordance with the Company's policies on personal use of Company aircraft).

            (b) Executive shall be entitled to four (4) weeks vacation with pay for each year during the term hereof.

            (c) Executive may incur reasonable expenses for promoting the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Executive for all such reasonable expenses upon Executive's periodic presentation of an itemized account of such expenditures.

            (d) The Company shall, upon periodic presentation of satisfactory evidence and to a maximum of Ten Thousand Dollars ($10,000) per each year of this Agreement, reimburse Executive for reasonable medical expenses incurred by Executive and his dependents which are not otherwise covered by health insurance provided to Executive under
         Section 6(a).

            (e) During the Basic Employment Period, the Company shall assume or replace on reasonably equivalent terms and coverages, including the same annual cost to Executive, the life insurance program previously provided to Executive by his former employer, provided, however that the total annual cost to the Company of such program shall not exceed $125,000 plus such additional amount to the extent the Company is entitled to share in the death benefits of such program.




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            (f) During the Basic Employment Period, the Company shall pay
         Executive a monthly automobile allowance in the amount of Six Hundred Dollars ($600), and the Company shall pay directly or reimburse Executive for the cost of fuel that he incurs in using his automobile.

            (g) The Company agrees to reimburse Executive for the costs of travel and living expenses he and his household incur prior to the time that he relocates his residence to Central Indiana up to a maximum period of one (1) year from the effective date of this Agreement.

         7. Disability. If Executive shall become physically or mentally disabled during the term of this Agreement to the extent that his ability to perform his duties and services hereunder is materially and adversely impaired, his salary, bonus and other compensation provided herein shall continue while he remains employed by the Company; provided, that if such disability (as confirmed by competent medical evidence) continues for at least six (6) consecutive months, the Company may terminate Executive's employment hereunder in which case the Company shall immediately pay Executive the amounts provided for in Section 11(b), and, provided further, that no such payment shall be required if such disability arises primarily from: (a) chronic depressive use of intoxicants, drugs or narcotics, or (b) intentionally self-inflicted injury or intentionally self-induced sickness; or (c) a proven unlawful act or enterprise on the part of Executive.

         8. Disclosure of Information. Executive acknowledges that in and as a result of his employment with the Company, he has been and will be making use of, acquiring and/or adding to confidential information of the Company of a special and unique nature and value. As a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation stated in
Section 5, as well as any additional benefits stated herein, Executive covenants and agrees that he shall not, at any time during or following the term of his employment, directly or indirectly, divulge or disclose for any purpose whatsoever, any confidential information that has been obtained by or disclosed to him as a result of his employment with the Company, except to the extent that such confidential information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment, or (c) is necessary to perform properly Executive's duties under this Agreement. Upon the termination of this Agreement, Executive shall return all materials obtained from or belonging to the Company which he may have in his possession or control.

         9. Covenants Against Competition and Solicitation. Executive acknowledges that the services he is to render to the Company are of a special and unusual character, with a unique value to the Company, the loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to the Company of the services of Executive for which the Company has contracted hereunder, because of the confidential information to be obtained by, or disclosed to, Executive as hereinabove set forth, and as a material inducement to the Company to




                                       -5-

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enter into this Agreement and to pay to Executive the compensation stated in
Section 5, as well as any additional benefits stated herein, and other good and valuable consideration, Executive covenants and agrees that through the later of June 30, 2002 or one (1) year after termination of Executive's employment with the Company (the "Restriction Period"), Executive shall not, directly or indirectly, anywhere in the United States of America (i) render any services, as an agent, independent contractor, consultant or otherwise, or become employed or compensated by, any other corporation, person or entity engaged in the business of selling or providing life, accident or health insurance products or services;
(ii) render any services, as an agent, independent contractor, consultant or otherwise, or become employed or compensated by, any other corporation, person or entity engaged in the business of selling or providing any lending or other financial products or services that are competitive with the lending or other financial products or services sold or provided by the Company or its subsidiaries, (iii) in any manner compete with the Company or any of its subsidiaries; (iv) solicit or attempt to convert to other insurance carriers, finance companies or other corporations, persons or other entities providing these same or similar products or services provided by the Company and its subsidiaries, any customers or policyholders of the Company, or any of its subsidiaries; or (v) solicit for employment or employ any employee of the Company or any of its subsidiaries. The covenants of Executive in this Section 9 shall be void and unenforceable if this Agreement is terminated pursuant to a Control Termination as defined in Section 10. In addition, the covenants of Executive in this Section 9 other than the covenant contained in clause (v) shall be void and unenforceable if the Company terminates this Agreement without "just cause" or Executive terminates this Agreement for "good reason." Should any particular covenant or provision of this Section 9 be held unreasonable or contrary to public policy for any reason, including, without limitation, the Restriction Period, geographical area, or scope of activity covered by any restrictive covenant or provision, the Company and Executive acknowledge and agree that such covenant or provision shall automatically be deemed modified such that the contested covenant or provision shall have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law.

         10. Termination.

            (a) Either the Company or Executive may terminate this Agreement at any time for any reason upon written notice to the other. This Agreement shall also terminate upon (i) the death of Executive or (ii) termination by the Company after disability of Executive pursuant to
         Section 7.

            (b) The Company may terminate this Agreement at any time for "just cause." For purposes of this Agreement "just cause" shall mean:

                 (i) The commission of malfeasance or fraud or dishonesty of a substantial nature in performing Executive's services on behalf of the Company, which is in each case willful and deliberate on Executive's part and committed in bad faith or without reasonable belief that such breach is in the best interests of the Company;




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                 (ii) Executive's breach of any material provision of this
            Agreement, or his use of alcohol or drugs which interferes with the performance of his duties hereunder or which compromises the integrity and reputation of the Company, its employees, and products;

                 (iii) Executive's conviction by a court of law, or admission that he is guilty, of a felony or other crime involving moral turpitude; or

                 (iv) Executive's absence from his employment other than as a result of Section 7 hereof, for any cause for a period of more than four (4) weeks without prior written consent from the Company.

         The Company may not terminate Executive's employment for "just cause" unless:

                 (i) the Company provides Executive with at least thirty (30)
            days advance written notice (the "Notice of Consideration") of its intent to consider termination of Executive's employment for "just cause," including a description of the specific reasons which form the basis for such consideration;

                 (ii) for a period of not less than fifteen (15) days after the date Notice of Consideration is provided, Executive shall have the opportunity to appear before the Board, with or without legal representation, at Executive's election, to present arguments and evidence on his own behalf; and

                 (iii) following the presentation to the Board as provided in
            (ii) above or Executive's failure to appear before the Board at a date and time specified in the Notice of Consideration (which date shall not be less than fifteen (15) days after the date the Notice of Consideration is provided), Executive may be terminated for "just cause" only if the Board, by the affirmative vote of all of its members (excluding Executive), determines that the actions or inactions of Executive specified in the Notice of Consideration occurred, that such actions or inactions constitute "just cause," and that Executive's employment should be terminated for "just cause."

Unless the Company complies with the requirements of this subsection (b), any termination of employment shall be deemed a termination by the Company without "just cause." After providing a Notice of Consideration pursuant to the provisions of this subsection (b), the Board may, by the affirmative vote of all of its members (excluding Executive), suspend Executive with pay until a final determination pursuant to this subsection has been made.

            (c) The Executive may terminate this Agreement at any time with "good reason." For purposes of this Agreement "good reason" shall mean:





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                 (i) a failure to nominate or elect Executive as Chairman of the
            Board and Chief Executive Officer of the Company or as a member of the Board or any removal of Executive as a member of the Board; or

                 (ii) a significant reduction in the nature or scope of
            Executive's authority or duties from those contemplated by this Agreement; or

                 (iii) causing or requiring Executive to report to anyone other than the Board or appointing any other person to a position of equal authority or having a direct reporting responsibility to the Board (other than the Company's internal auditors); or

                 (iv) any violation by the Company of its obligations to
            Executive's most recent former employer under Section 4.01(b) of a certain Inducement Agreement executed contemporaneously herewith such that Executive no longer has the right, under Executive's agreement with such former employer, to be employed by the Company; or

                 (v) any other breach of any material provision of this
            Agreement by the Company which is not remedied by the Company within forty-five (45) days after receipt of written notice from Executive specifying such breach.

            (d) The term "Control Termination" as used herein shall mean (A) termination of this Agreement by the Company for any reason other than death, disability under Section 7 or for "just cause" in anticipation of or not later than two years following a "change in control" of the Company (as defined below), or (B) termination of this Agreement by Executive following a "change in control" upon the occurrence of (i) any of the events specified in (c) above as constituting "good reason" or (ii) the giving of a notice of a termination by Executive during the 6-month period commencing six (6) months after a "change in control."

The term "change in control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Act") if such Item 6(e) were applicable to the Company as such Item is in effect on the effective date of this Agreement; provided that, without limitation,

            (x) such a change in control shall be deemed to have occurred if and when (A) except as provided in (y) below, any "person" (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities entitled to vote with respect to the election of its Board of Directors or (B) as the result of a tender offer, merger, consolidation, sale of assets, or contest for election of directors, or any combination of the foregoing transactions or events, individuals who, as of the date hereof,




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         constitute the Board of Directors of the Company (the "Incumbent
         Board") cease to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors shall be deemed to have been a member of the Incumbent Board, or (C) any reorganization, merger or consolidation or the issuance of shares of common stock of the Company in connection therewith unless immediately after any such reorganization, merger or consolidation (i) more than 60% of the then outstanding shares of common stock of the corporation surviving or resulting from such reorganization, merger or consolidation and more than 60% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors are then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the outstanding shares of common stock of the Company and the outstanding voting securities of the Company immediately prior to such reorganization, merger or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding shares of common stock of the Company and the outstanding voting securities of the Company, as the case may be, and (ii) at least a majority of the members of the board of directors of the corporation surviving or resulting from such reorganization, merger or consolidation were members of the Board of Directors of the Company at the time of the execution of the initial agreement or action of the Board of Directors providing for such reorganization, merger or consolidation or issuance of shares of common stock of the Company, and

            (y) no change of control shall be deemed to have occurred if and when any such person becomes, with the approval of the Board of Directors of the Company, the beneficial owner of securities of the Company representing 25% or more but less than 50% of the combined voting power of the Company's then outstanding securities entitled to vote with respect to the election of its Board of Directors and in connection therewith represents, and at all times continues to represent, in a filing, as amended, with the Securities and Exchange Commission on Schedule 13D or Schedule 13G (or any successor Schedule thereto) that "such person has acquired such securities for investment and not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect", or words of comparable meaning and import. The designation by any such person, with the approval of the Board of Directors of the Company, of a single individual to serve as a member of, or observer at meetings of, the Company's Board of Directors, shall not be considered "changing or influencing the control of the Company" within the meaning of the immediately preceding




                                       -9-

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         clause (B), so long as such individual does not constitute at any time more than one-third of the total number of directors serving on such Board.

Upon the occurrence of a change in control, the Company shall promptly notify Executive in writing of the occurrence of such event (such notice, the "Change in Control Notice"). If the Change in Control Notice is not given within 10 days after the occurrence of a change in control the period specified in clause
(d)(A) of this Section 10 shall be extended until the second anniversary of the date such Change in Control Notice is given.

         11. Payments Following Termination.

            (a) In the event of termination of this Agreement by the Company for "just cause" or by Executive without "good reason," the Company shall pay Executive all unpaid amounts previously accrued or awarded pursuant to this Agreement. In the event of the termination of this Agreement by the Company for "just cause" prior to June 30, 2002, the award of Restricted Stock provided for in Section 5(d) shall fully vest as of the termination date. In the event of the termination of his Agreement by Executive without "good reason" prior to June 30, 2001, Executive shall pay the Company One Million Dollars ($1,000,000) within fifteen
         (15) days of the termination date.

            (b) (i) In the event of termination of this Agreement because of death or disability of Executive prior to June 30, 2002, the Company shall pay to Executive or his beneficiaries immediately after the termination date (A) all unpaid amounts previously accrued or awarded pursuant to this Agreement and (B) a "Prorata Bonus" (as hereafter defined). In addition, a minimum of four million (4,000,000) Shares underlying the Initial Option provided for in
            Section 5(e) and the entire award of Restricted Stock provided for in Section 5(d) shall fully vest as of the termination date. For purposes of this Agreement, the term "Prorata Bonus" means the greater of: (x) Eight Million Dollars ($8,000,000) or (y) the bonus provided for in Section 5(b)(i) computed on the basis of the Average Stock Price on the termination date and multiplied by a fraction of which the numerator is the number of months which have elapsed since the effective date and the denominator is twenty-four (24).

                 (ii) In the event of termination of this Agreement because of death or disability of Executive on or after June 30, 2002, the Company shall pay to Executive or his beneficiaries immediately after the termination date all unpaid amounts previously accrued or awarded pursuant to this Agreement. In addition, any annual awards of options made pursuant to Section 5(b)(ii) prior to the termination which would have vested at any time in the twelve months following the termination date shall fully vest as of the termination date and any annual award of Restricted Stock provided for in Section 5(b)(ii) made prior to the termination date shall fully vest as of the termination date.





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                 (iii) If Executive shall die prior to June 30, 2005, the
            Company shall also pay to the spouse of Executive if she should survive him a nonqualified benefit in the amount of One Million Dollars ($1,000,000) for each twelve (12) month period from the date of Executive's death through December 2006.

            (c) (i) In the event of termination of this Agreement by the Company without "just cause," or by Executive with "good reason" prior to June 30, 2002, the Company shall pay Executive immediately after the termination date: (A) all unpaid amounts previously accrued or awarded pursuant to this Agreement; and (B) a Prorata Bonus (as defined in Section 11(b)(i)). In addition, a minimum of four million (4,000,000) Shares underlying the Initial Option provided for in Section 5(c) and the award of Restricted Stock provided for in Section 5(d) shall fully vest as of the termination date.

                 (ii) In the event of termination of this Agreement by the
            Company without "just cause" or by Executive with "good reason" on or after June 30, 2002, the Company shall pay Executive immediately after the termination date: (A) all unpaid amounts previously accrued or awarded pursuant to this Agreement and (B) an amount equal to three (3) times the sum of the Base Salary and the Target Bonus provided for in Section 5(b)(ii). In addition, the Shares underlying the Initial Option that would have vested at any time in the twelve months following the termination date shall fully vest as of the termination date and any annual awards of options and Restricted Stock provided for in Section 5(b)(ii) made prior to the termination date shall fully vest as of the termination date.

            (d) (i) In the event of a Control Termination prior to June 30, 2002, the Company shall pay Executive immediately after the Control
            Termination: (A) all unpaid amounts previously accrued or awarded pursuant to this Agreement and (B) the Prorata Bonus provided for in
            Section 11(b)(i) except that the bonus shall be computed using the fair market value of the consideration paid or payable to the holders of the Company's common stock in connection with the "change in control," valued as of the date of the "change in control." In addition, the award of the Restricted Stock provided for in Section 5(d) shall fully vest as of the earliest date on which Executive could give notice of termination pursuant to clause (ii) of Section 10(d) regardless of whether or not Executive issues such notice of termination.

                 (ii) In the event of a Control Termination on or after June 30,
            2002, the Company shall pay Executive immediately after the Control
            Termination: (A) all unpaid amounts previously accrued or awarded pursuant to this Agreement and (B) an amount equal to three (3) times the sum of the Base Salary and the Target Bonus provided for in Section 5(b)(ii). In addition, any annual awards of options and Restricted Stock provided for in Section 5(b)(ii) made prior to the Control Termination shall fully vest as of the Control Termination.

         12. Tax Indemnity Payments.

            (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise but determined without regard to any additional payments required under this Section 12 (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision (collectively, "Section 4999"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any Federal, state or local income and employment taxes and the Excise Tax (and any interest and penalties imposed with respect to any such taxes) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (b) Subject to the provisions of Section 12(c), all determinations required to be made under this Section 12, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 12, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made by the Company ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 12(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

            (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a payment by the Company, or a change in the amount of the payment by the Company of, the Gross-Up Payment. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided that the failure to give any notice pursuant to this Section 12(c) shall not impair Executive's rights under this Section 12 except to the extent the Company is materially prejudiced thereby. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                 (1) give the Company any information reasonably requested by the Company relating to such claim,

                 (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                 (3) cooperate with the Company in good faith in order
            effectively to contest such claim, and

                 (4) permit the Company to participate in any proceedings
            relating to such claim;

         provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income, employment or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 12(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income, employment or other tax (including interest or penalties with respect to any such taxes) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 12(c), Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 12(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 12(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         13. Representations of the Parties.

            (a) The Company represents and warrants to Executive that: (i) this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company; and (ii) the employment of Executive on the terms and conditions contained in this Agreement will not conflict with, result in a breach or violation of, constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to: (A) the articles of incorporation or by-laws of the Company, (B) the terms of any indenture, contract, lease, mortgage, dead of trust, note, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company is a party or bound or to which its property is subject, or (C) any statute, law, rule, regulation, judgment, order or decree applicable to the Company, or any regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company.

            (b) Executive represents and warrants to the Company that: (i) this Agreement has been duly executed and delivered by Executive and constitutes a valid and binding obligation of Executive; and (ii) neither the execution of this Agreement by Executive nor his employment by the Company on the terms and conditions contained herein will conflict with, result in a breach or violation of, constitute a default under any agreement, obligation, condition, covenant or instrument to which Executive is a party or bound or to which his property is subject, or any statute, law, rule, regulation, judgment, order or decree applicable to Executive of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over Executive or any of his property.

         14. Character of Termination Payments. The amounts payable to Executive upon any termination of this Agreement shall be considered severance pay in consideration of past services rendered on behalf of the Company and his continued service from the date hereof to the date he becomes entitled to such payments. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such other compensation.

         15. Arbitration of Disputes; Injunctive Relief.

            (a) Except as provided in paragraph (b) below, any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in the City of Indianapolis, Indiana, in accordance with the laws of the State of Indiana by three arbitrators, one of whom shall be appointed by the Company, one by Executive and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States District Court for the Southern District of Indiana. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of his rights under this Agreement, the Company shall pay (or Executive shall be entitled to recover from the Company, as the case may be) his reasonable attorneys' fees and costs and expenses in connection with the enforcement of any arbitration award in court, regardless of the final outcome, unless the arbitrators shall determine that under the circumstances recovery by Executive of all or a part of any such fees and costs and expenses would be unjust.

            (b) Executive acknowledges that a breach or threatened breach by Executive of Sections 8 or 9 of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury. Notwithstanding paragraph (a) above, the Company and Executive agree that the Company may seek and obtain injunctive relief, including, without limitation, temporary restraining orders, preliminary injunctions and/or permanent injunctions, in a court of proper jurisdiction to restrain or prohibit a breach or threatened breach of Section 8 or 9 of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

         16. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to his residence, in the case of Executive, or to the business office of its General Counsel, in the case of the Company.

         17. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

         18. Entire Agreement. This instrument contains the entire agreement of the parties and supersedes all prior agreements between them. This agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         19. Binding Agreement and Governing Law; Assignment Limited. This Agreement shall be binding upon and shall inure to the benefit of the parties and their lawful successors in interest and shall be construed in accordance with and governed by the laws of the State of Indiana. This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of its rights or obligations hereunder without the prior written consent of the other.

         20. Withholding. In connection with any compensation payable to Executive under this Agreement, the Company shall have the right to require Executive to pay an amount in cash sufficient to cover any tax, including Federal, state or local income tax, required by any governmental entity to be withheld or otherwise deducted and paid with respect to such transfer ("Withholding Taxes"), and to make payment to the appropriate taxing authority of the amount of such Withholding Taxes.

         21. No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not intended to confer third-party beneficiary rights upon any other person.

         22. Expenses of Executive. The Company agrees to reimburse Executive for all reasonable attorneys fees he incurred in connection with the negotiation of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       CONSECO, INC.


                                       By: /s/ David V. Harkins
                                           -------------------------------------
                                           David V. Harkins
                                           Interim Chairman of the Board and
                                           Chief Executive Officer

                                       "Company"


                                           /s/ Gary C. Wendt
                                           -------------------------------------
                                           Gary C. Wendt

                                       "Executive"